UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTION, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
September 18, 2001

MANUFACTURERS’ SERVICES LIMITED

(Exact name of registrant as specified in charter)

DELAWARE	001-15883	04-3258036

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 BAKER AVENUE, CONCORD, MA	01742

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (978) 287-5630

NOT APPLICABLE

(Former name or former address, if changed since last report.)

ITEM 9.  REGULATION FD DISCLOSURE

             In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

             MSL has entered into an agreement to acquire assets and operations from MCMS, Inc. (“MCMS”), a contract manufacturing company headquartered in Nampa, Idaho.  The agreement provides for MSL to acquire MCMS's operations in Monterrey, Mexico, Penang, Malaysia, Xiamen, China, San Jose, California and Nampa, Idaho.  MSL may also acquire assets in Durham, North Carolina. MCMS today filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the Bankruptcy Court in Wilmington, Delaware.  Approval for the agreement will be sought by MCMS under Section 363(b) of the Bankruptcy Code.  The purchase price is approximately $43.5 million, subject to certain adjustments and the assumption of certain liabilities.  The transaction is subject to approval by the United States Bankruptcy Court supervising the MCMS Chapter 11 case.  Prior to such approval, third parties may object to the transaction or make higher bids for the assets.  The transaction is expected to close on or about November 15, 2001.

             MSL estimates that the assets and business it is acquiring will generate revenue in the approximate range of $225 million to $250 million in the twelve month period following the closing.  There will be approximately 1200 to 1400 employees supporting the business after the closing that will become MSL employees.  MSL anticipates that the businesses it acquires will be accretive to its cash earnings per share by the end of quarter ending June 30, 2002.

             Statements contained in this Form 8-K which are not historical facts are forward-looking statements which involve risks and uncertainties.  Actual results could differ materially from those expressed in these forward looking statements as a result of a number of important factors.  These factors include systems failures, technological changes, volatility of securities markets, government regulations and economic conditions, changes in customer demands, competition in the areas in which the company conducts its operations as well as the risks described in the Company’s most recent Quarterly Report on Form 10Q filed with the Securities and Exchange Commission.  The forward-looking statements made in this Report represent the Company’s estimates as of the date of this Report and the Company assumes no obligation to update these forward-looking statements even if subsequent events cause the Company’s estimates to change.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

MANUFACTURERS' SERVICES LIMITED
(Registrant)
Date:	September 18, 2001

By:	/s/ Albert A. Notini

Albert A. Notini
Executive Vice President and Chief Financial Officer